Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

dated as of

DECEMBER 20, 2010

by and among

COLONY FINANCIAL, INC.,

LUXOR CAPITAL PARTNERS, LP,

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP,

LUXOR WAVEFRONT, LP,

GAM EQUITY SIX, INC.,

CEDAR BRIDGE INSTITUTIONAL FUND, L.P.,

and

CEDAR BRIDGE REALTY FUND, L.P.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 20, 2010 by and among Colony Financial, Inc., a Maryland corporation (the “Company”), Luxor Capital Partners, LP, a Delaware limited partnership (“LCP”), Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (“Master Fund”), Luxor Wavefront, LP, a Delaware limited partnership (“Wavefront”), GAM Equity Six, Inc., a British Virgin Islands corporation (“GAM Equity Six” and collectively with LCP, Master Fund and Wavefront, “Luxor”), Cedar Bridge Institutional Fund, L.P., a Delaware limited Partnership (“CB Institutional Fund”) and Cedar Bridge Realty Fund, L.P., a Delaware limited partnership (“CB Realty Fund” and together with CB Institutional Fund, “Cedar Bridge,” and Cedar Bridge together with Luxor and their respective Permitted Transferees as provided in Section 2.7 hereof, the “Investors”). Capitalized terms used, but not otherwise defined in this Agreement, shall have the meanings ascribed to such terms in Section 1.

RECITALS

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions set forth in this Agreement, 2,750,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, in connection with such purchase and sale, the Company and the Investors desire to make certain representations and warranties; and

WHEREAS, in connection with such purchase and sale, the Company and the Investors will execute and deliver, among other things, a registration rights agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1940 Act” has the meaning set forth in Section 3.7(d).

“Action” has the meaning set forth in Section 3.5.

“Additional Shares” shall mean any additional shares of Common Stock issued to the Investors (without any additional payment by the Investors) under the Anti-Dilution Purchase Price Adjustment and/or the Registration Statement Purchase Price Adjustment.

“Adjusted Investment Amount” means, as of any time of determination for any Investor, the product of (x) the Adjusted Price for such Investor immediately prior to such time of determination times (y) the number of Adjusted Shares then owned by such Investor.

“Adjusted Price,” as of any time of determination for any Investor, shall mean, as of the Closing, initially, $20.25. Thereafter, the Adjusted Price shall be subject to adjustment from time to time as provided in this definition below.

(i)	The Adjusted Price in effect at any time for such Investor shall be reduced, on a dollar-for-dollar basis, by the amount per share of Common Stock of any Special Dividend paid by the Company after the date hereof, effective immediately following the ex-dividend date for such Special Dividend.

(ii)	Upon the closing of a Subsequent Placement with a Reset Price less than the then existing Adjusted Price for such Investor that triggers an Anti-Dilution Purchase Price Adjustment pursuant to Section 2.4, the Adjusted Price in effect for such Investor immediately prior to such closing shall be reduced to equal such Reset Price.

(iii)	Upon the issuance of Additional Shares or payment of a Registration Statement Cash Amount to such Investor in connection with any Registration Statement Purchase Price Adjustment pursuant to Section 2.5, the Adjusted Price in effect for such Investor immediately prior to such issuance or payment shall be reduced by an amount equal to (x) the sum of (I) the product of the number of Additional Shares so issued to such Investor times the Registration Statement Per Share Cash Amount, plus (II) the aggregate Registration Statement Cash Amount received by such Investor, divided by (y) the number of Adjusted Shares owned by such Investor immediately prior to such Registration Statement Purchase Price Adjustment.

(iv)	The Adjusted Price for each Investor shall be adjusted from time to time to give effect to any stock split, stock dividend or similar event occurring after the Closing Date.

“Adjusted Shares” means, as of any time of determination for any Investor, a number of shares of Common Stock equal to (x) the number of shares of Common Stock purchased by such Investor at the Closing hereunder plus (y) the aggregate number of Additional Shares issued to such Investor pursuant to the Anti-Dilution Purchase Price Adjustment prior to such determination minus (z) the aggregate number of shares of Common Stock sold by such Investor from and after the Closing and prior to such determination. The number of Adjusted Shares shall be adjusted from time to time to give effect to any stock split, stock dividend or similar event occurring after the Closing Date.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such first Person. For purposes of this definition, “control” (including,

with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Aggregate Purchase Price Adjustment Shares” has the meaning set forth in Section 2.5.

“Anti-Dilution Cash Amount” means any amount of cash paid by the Company to the Investors in lieu of Additional Shares pursuant to an Anti-Dilution Purchase Price Adjustment in accordance with Section 2.4.

“Anti-Dilution Purchase Price Adjustment” has the meaning set forth in Section 2.4(b).

“Board of Directors” means the board of directors of the Company.

“Capital Stock” shall mean all classes or series of stock of the Company, including without limitation, the Common Stock.

“Charter” means the Amended and Restated Articles of Incorporation of the Company, as amended from time to time.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Equivalents” means the number of shares of Common Stock issuable upon exercise, exchange, or conversion of any security, option, warrant, right or claim exercisable into, exchangeable for, or convertible into Common Stock.

“Common Stock Ownership Limit” shall have the meaning set forth in the Charter.

“Company” has the meaning set forth in the preamble.

“Credit Agreement” means that certain Credit Agreement, dated as of September 16, 2010, among the Company, CFI Mezz Funding, LLC, CFI RE Holdco, LLC, ColFin ESH Funding, LLC, and each wholly-owned Subsidiary of the Company that from time to time becomes a co-borrower thereto, as Borrowers, each lender from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

“Damages” has the meaning set forth in Section 7.2.

“Effective Date Deadline” has the meaning set forth in Section 2.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Full Price” has the meaning set forth in Section 2.4(a).

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Indemnified Party” shall have the meaning set forth in Section 7.3.

“Indemnifying Party” shall have the meaning set forth in Section 7.3.

“Initial Investor Rights” has the meaning set forth in Section 2.7.

“Initial Investment” has the meaning set forth in Section 2.4(b).

“Initial Shares” means the Shares issued and sold to the Investors under this Agreement on the Closing Date (and shall include any additional Shares issuable with respect to such Shares as a result of any stock split, stock dividend or similar event occurring after the Closing Date).

“Intellectual Property” has the meaning set forth in Section 3.13.

“IPO Underwriting Agreement” means that certain underwriting agreement, dated as of September 23, 2009, by and among the Company, Colony Financial Manager, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and UBS Securities LLC.

“Laws” has the meaning set forth in Section 3.11.

“Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Management Agreement” means that certain management agreement, dated September 29, 2009, among the Company, Colony Financial Manager, LLC and Colony Financial TRS, LLC.

“Material Adverse Effect” means any change or effect that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, operations, financial condition or results of operations, on the Company and its Subsidiaries, taken as a whole; provided that, with respect to this clause (a), for the purposes of Section 3.9 hereof, a “Material Adverse Effect” shall not be deemed to include any effects to the extent resulting from (i) changes in GAAP, (ii)

changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (iii) changes in the general economic and other conditions affecting the industries in which the Company and its Subsidiaries compete, including the cyclicality of the businesses of the Company and its Subsidiaries and commodity price increases, (iv) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular officers or upon any military installation, equipment or personnel of the United States or (v) changes to the financial, banking or securities markets, or (b) the ability of the Company to perform its obligations under this Agreement.

“Notice of Acceptance” has the meaning set forth in Section 2.3(c).

“NYSE” means the New York Stock Exchange.

“Ownership Limits” means the limitations on ownership of Capital Stock of the Company set forth in Article VII of the Charter.

“Ownership Limit Waiver” means the waiver of the Common Stock Ownership Limit in the form attached hereto as Exhibit B.

“Participation Percentage” means with respect to an Investor, the number, expressed as a percentage, obtained by dividing (x) the sum of (i) the number of Initial Shares owned by such Investor immediately prior to the Subsequent Placement that is then the subject of a Subsequent Placement Notice plus (ii) any shares of Common Stock and shares of Common Stock issuable upon the exercise of any Common Stock Equivalents acquired by such Investor in any Subsequent Placement and owned by such Investor immediately prior to the Subsequent Placement that is then the subject of a Subsequent Placement Notice, divided by (y) the sum of (i) the total number of shares of Common Stock then outstanding and (ii) the total number of shares of Common Stock issuable upon the exercise of any Common Stock Equivalents owned by such Investor immediately prior to the Subsequent Placement that is then the subject of a Subsequent Placement Notice.

“Permitted Transferee” has the meaning set forth in Section 2.7.

“Person” shall mean (i) any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, and (ii) a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Adjustment Share Cap” has the meaning set forth in Section 2.5.

“Registration Statement Cash Amount” means any cash paid by the Company to an Investor in lieu of issuance of Additional Shares pursuant to the Registration Statement Purchase Price Adjustment in accordance with Section 2.5.

“Registration Statement Per Share Cash Amount” shall mean $19.24 (which amount shall be adjusted from time to time to give effect to any stock split, stock dividend or similar event occurring after the Closing Date).

“Registration Statement Purchase Price Adjustment” has the meaning set forth in Section 2.5.

“REIT” has the meaning set forth in Section 3.12.

“Reset Price” means, with respect to any Subsequent Placement, the greater of (i) an amount (which amount shall be adjusted from time to time to give effect to any stock split, stock dividend or similar event occurring after the Closing Date) equal to (x) $17.33 less (y) the aggregate amount per share of Common Stock of all Special Dividends paid by the Company after the date hereof and before the closing of such Subsequent Placement, or (ii) the Subsequent Issue Price or the Full Price, as the case may be, applicable to such Subsequent Placement.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.16.

“SEC Filings” has the meaning set forth under Section 3.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Cap” shall mean 2,925,000 shares of Common Stock (which amount shall be adjusted from time to time to give effect to any stock split, stock dividend or similar event occurring after the Closing Date).

“Special Dividend” shall mean any dividend declared by the Board of Directors other than the Company’s regular quarterly dividend, in such amount and as determined from time to time by the Board of Directors.

“Shares” has the meaning set forth in the recitals.

“Standstill Period” has the meaning set forth in Section 6.7.

“Subject Shares” shall mean the sum of the number of Initial Shares plus all Additional Shares issued pursuant to Sections 2.4 and 2.5.

“Subsequent Issue Price” has the meaning set forth in Section 2.4(a).

“Subsequent Placement” has the meaning set forth in Section 2.3(a).

“Subsequent Placement Notice” has the meaning set forth in Section 2.3(b).

“Subsidiary,” when used with respect to any Person, means any other Person of which (i) in the case where the first Person is a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests of such second Person are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (ii) in the case where the first Person is other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests of such second Person and (B) has the power to elect or direct the election of a majority of the members of the governing body of such second Person.

“Trading Day” shall mean a day on which the NYSE is open for transaction of business.

“Transaction” has the meaning set forth in Section 2.3(a).

“Transferred Shares” has the meaning set forth in Section 2.7.

“Waiver Representation Letter” shall mean the letter from Luxor Capital Group, L.P. (“Luxor Capital Group”) to the Board of Directors substantially in the form of Exhibit C, the delivery of which to the Board of Directors is a precondition to the issuance of the Ownership Limit Waiver.

“Warranty Breach” has the meaning set forth in Section 7.2.

2. Closing; Payment; Initial Investor Rights.

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the date of this Agreement (the “Closing Date”), each Investor shall purchase from the Company, and the Company shall issue, sell and deliver to each Investor, the number of Shares set forth opposite such Investor’s name, and each Investor shall pay to the Company the amount of cash set forth opposite such Investor’s name, in each case, as set forth on Schedule 2.1, resulting in the sale by the Company of an aggregate of 2,750,000 Shares at a purchase price of $20.25 per share in cash for an aggregate purchase price of $55,687,500.00 in cash (the “Purchase Price”), less the expenses of the Investors to be paid by the Company pursuant to Section 8.6, to be paid in full to the Company on the Closing Date.

Section 2.2 Closing. The consummation of the purchase and sale of the Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 13th Street, NW, Washington, DC 20004, at 10:00 a.m. New York City time, on the Closing Date, subject to the satisfaction or waiver on the Closing Date of the conditions set forth in Section 6, or at such other time and place as the Company and the Investors shall mutually agree. At the Closing, the Company shall deliver to the Investors true copies of certificates representing that number of Shares set forth on Schedule 2.1 (or other evidence reasonably satisfactory to the Investors that such Shares have been issued) against payment of the Purchase Price by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company in advance of the Closing Date.

Section 2.3 Subsequent Share Issuances.

(a) Subsequent Placements. If, at any time following the Closing and prior to the one year anniversary of the Closing Date, the Company determines to offer, sell, grant any option to purchase, or otherwise dispose of (or announces any offer, sale, grant or any option to purchase or otherwise dispose of) for cash shares of Common Stock or any securities convertible or exercisable for or exchangeable into Common Stock, including in a transaction pursuant to a private placement, an equity line of credit, or shelf registration statement in accordance with Rule 415 under the Securities Act (such offer, sale, grant, disposition, or announcement, a “Subsequent Placement”) and the number of shares of Common Stock or Common Stock Equivalents that are the subject of such Subsequent Placement, when combined with the aggregate number of shares of Common Stock and Common Stock Equivalents sold in any prior Subsequent Placement during such period, would equal or exceed 1,000,000 shares of Common Stock or Common Stock Equivalents, each of the Investors shall be entitled to a participation right to purchase or subscribe for additional shares of Common Stock or Common Stock Equivalents to be issued or sold by the Company in such most recent Subsequent Placement in an amount and subject to the other terms and limitations set forth in this Section 2.3. Such threshold of 1,000,000 shares of Common Stock or Common Stock Equivalents shall be adjusted for any stock split, stock dividend or similar event occurring after the Closing Date. The term “Subsequent Placement” shall not include any offer, sale, grant, issuance or disposition of any Common Stock, or any option to purchase Common Stock or any similar equity security or award (each, a “Transaction”) (i) pursuant to the Company’s current or future equity incentive plans, (ii) pursuant to a Transaction that represents the payment of consideration for the acquisition of assets, (iii) in a Transaction that represents payment for services rendered to, incentive fees payable by, or expenses advanced on behalf of the Company or otherwise required to be paid by the Company under the Management Agreement or the IPO Underwriting Agreement, or (iv) pursuant to a dividend payable in respect of Common Stock or Common Stock Equivalents.

(b) Subsequent Placement Notices. In connection with any Subsequent Placement, the Company shall deliver to the Investors a written notice of its intention to effect such Subsequent Placement (a “Subsequent Placement Notice”), which shall specify in reasonable detail, either in the Subsequent Placement Notice or in a term sheet or similar document attached thereto, (i) the type and number of securities being offered, (ii) the price (before any commission or discount) at which such securities are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Subsequent Placement Notice is given, the method of determining such price and an estimate thereof), (iii) the amount of proceeds intended to be raised pursuant to such Subsequent Placement, (iv) if applicable, the identity of the investment banks with whom such Subsequent Placement is proposed to be effected and (v) any material information as to such Subsequent Placement reasonably necessary for the Investors to determine whether or not to exercise the rights granted in this Section 2.3.

(c) Investor Participation in Subsequent Placements. Upon receipt of any Subsequent Placement Notice, each Investor shall have until 6:30 PM (New York City time) on the third Trading Day following receipt of such Subsequent Placement Notice to notify the Company of such Investor’s intention to participate in the Subsequent Placement that is the subject of such Subsequent Placement Notice (a “Notice of Acceptance”), subject to completion of documentation acceptable to such Investor(s) and the Company. Each Notice of Acceptance shall state the percentage of the proposed sale or issuance that the Investor elects to purchase. If an Investor does not withdraw its Notice of Acceptance promptly after being informed of the price at which the applicable securities are to be issued, such Investor’s Notice of Acceptance shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Section.

(d) Level of Participation. Subject to the terms and restrictions of this Agreement, each Investor shall be entitled to purchase or subscribe for up to such number of shares of Common Stock or Common Stock Equivalents equal to the product of (i) the Participation Percentage multiplied by (ii) the total number of shares of Common Stock or Common Stock Equivalents to be issued in such Subsequent Placement. Notwithstanding the foregoing, if any such purchase or subscription would cause the “Constructive Ownership” or “Beneficial Ownership” of Capital Stock of any “Person” (as such terms are defined in the Charter) to be in violation of the Ownership Limits (except that, for these purposes, the Common Stock Ownership Limit shall be increased to the extent set forth in, and subject to the terms and conditions of, the Ownership Limit Waiver (if and to the extent then in effect)), then the Investors shall be entitled to purchase or subscribe for shares of Common Stock or Common Stock Equivalents under this Section 2.3 up to, but not exceeding, the limitations set forth in this Section 2.3(d) and in Section 2.3(g).

(e) Terms of Sale. The purchase or subscription by an Investor pursuant to this Section shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional shares of Common Stock or Common Stock Equivalents of the Company whose purchases or subscriptions give rise to the participation rights; provided that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the Securities Act and in which offering it is not legally permissible for the securities to be purchased by the Investors to be included, such securities to be purchased by the Investors will be purchased in a concurrent private placement if an exemption from registration is available.

(f) Abandonment of Sale or Issuance. The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed Transaction giving rise to the participation right granted by this Section, to abandon, rescind, annul, withdraw or otherwise terminate such Transaction, whereupon all participation rights in respect of such proposed Transaction pursuant to this Section shall become null and void, and the Company shall not have any liability or obligation to the Investors with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

(g) NYSE Shareholder Approval Limit. Notwithstanding the foregoing, the number of shares of Common Stock and Common Stock Equivalents that any Investor shall be entitled to purchase at any time pursuant to the foregoing paragraph shall be limited to the maximum number of Common Shares and Common Stock Equivalents that may be issued without approval of the Company’s shareholders pursuant to Rule 312.03(b) or (c), as applicable, of the NYSE Listed Company Manual (or any replacement provision for such rule).

Section 2.4 Anti-Dilution Protection; Purchase Price Adjustment.

(a) Anti-Dilution Protection. If, at any time following the Closing Date and prior to the one year anniversary of the Closing Date, (i) the Company issues 1,000,000 or more shares of Common Stock, in the aggregate (cumulatively), in one or more Subsequent Placements at a gross price per share of Common Stock (such gross price, the “Subsequent Issue Price”) less than the then effective Adjusted Price for an Investor or (ii) the Company issues any securities convertible or exercisable for or exchangeable into a number of Common Stock Equivalents equal to or greater than 1,000,000, in the aggregate (cumulatively), in one or more Subsequent Placements where the exercise, conversion, or exchange price of such securities per Common Stock Equivalent plus the gross purchase price of such securities per Common Stock Equivalent (together, the “Full Price”) is less than the then effective Adjusted Price, then the Purchase Price of the Shares shall be adjusted and the Company will issue Additional Shares or pay an Anti-Dilution Cash Amount to such Investor to avoid dilution to such Investor as provided below in this Section 2.4. Such thresholds of 1,000,000 shares of Common Stock or 1,000,000 Common Stock Equivalents shall be adjusted for any stock split, stock dividend or similar event occurring after the Closing Date.

(b) Anti-Dilution Purchase Price Adjustment. On the closing date relating to any Subsequent Placement that results in the issuance of shares of Common Stock or a number of Common Stock Equivalents in excess of the limits set forth in Section 2.4(a) and with respect to which the Reset Price is less than the then effective Adjusted Price for an Investor, the Company shall issue a number of Additional Shares (or pay an Anti-Dilution Cash Amount in lieu of some or all of such Additional Shares, as provided below) to such Investor determined in accordance with the following formula (any such issuance of Additional Shares or payment of Anti-Dilution Amounts, an “Anti-Dilution Purchase Price Adjustment”):

Number of Additional Shares	=	[Adjusted Investment Amount for such Investor – (Reset Price * Adjusted Shares for such Investor)]
Reset Price

(c) Limitations on Issuance of Additional Shares. Notwithstanding the foregoing (and without duplication)—

(i)	if the aggregate number of Additional Shares issuable to the Investors as the result of any application of the Anti-Dilution Purchase Price Adjustment, when added to the then existing number of Subject Shares, would exceed the Share Cap, the Company shall promptly pay an amount of cash in lieu of such excess number of Additional Shares to the Investors equal to the product of (a) the number of Additional Shares otherwise issuable to the Investors (as calculated above under this Section 2.4 without regard to any limitation in this Section 2.4(c)) in excess of the Share Cap multiplied by (b) the Reset Price applicable to such Subsequent Placement. Such cash payment shall be allocated among the Investors based on the respective number of Additional Shares otherwise issuable to each Investor (without regard to any limitation in this Section 2.4(c); and

(ii)	if the aggregate number of Additional Shares issuable to an Investor as the result of any application of the Anti-Dilution Purchase Price Adjustment would cause the “Constructive Ownership” or “Beneficial Ownership” of Capital Stock of any “Person” (as such terms are defined in the Charter) to be in violation of the Ownership Limits (except that, for these purposes, the Common Stock Ownership Limit shall be increased to the extent set forth in, and subject to the terms and conditions of, the Ownership Limit Waiver (if and to the extent then in effect)), the Company shall promptly pay an amount of cash in lieu of such excess number of Additional Shares to such Investor equal to the product of (a) such excess number of Additional Shares multiplied by (b) the Reset Price applicable to such Subsequent Placement.

For the avoidance of doubt, if the number of Additional Shares otherwise payable under this Section 2.4 (without regard to the limitations of this Section 2.4(c)) is limited by both paragraph (i) and (ii) of this Section 2.4(c), the Company shall only be required to pay cash in lieu of such Additional Shares limited by both paragraph (i) and (ii) of this Section 2.4(c) pursuant to either such paragraph (i) or (ii), but not both (i.e., only one cash payment in lieu of any Additional Shares).

(d) Election of Company to Make Cash Payment. The Company may elect, in its sole and absolute discretion, to pay all or part of any Anti-Dilution Purchase Price Adjustment in cash. The amount of cash that the Company shall pay to an Investor for each Additional Share that would otherwise be issued under Section 2.4(b) shall be equal to the applicable Reset Price.

Section 2.5 Registration Statement Purchase Price Adjustment.

(a) In connection with the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to file a resale registration statement on the appropriate form within 90 days of the Closing Date and to use its commercially reasonable efforts to have such registration statement declared effective by the Commission as soon as practicable thereafter. If (i) the Investors have not already received 144,737 (as adjusted for any stock split, stock dividend or similar event occurring after the Closing Date) or more Additional Shares (or an equivalent Anti-Dilution Cash Amount or combination thereof) as a result of the Anti-Dilution Purchase Price Adjustment (reflecting a maximum purchase price adjustment of 5% of the Purchase Price, or $1.01 per Share) and (ii) the Initial Shares are not registered with the Commission within 270 days of the Closing Date (the “Effective Date Deadline”), then the Investors shall receive a downward adjustment to the Purchase Price in an amount that, when combined with any previous Anti-Dilution Purchase Price Adjustment, is equal to 5% of the Purchase Price paid for the Shares under this Agreement (the “Registration Statement Purchase Price Adjustment”); provided, that, the Company may, in its sole and absolute discretion, elect to pay the Registration Statement Purchase Price Adjustment in shares of Common Stock or cash or a combination thereof. For the avoidance of doubt, the Registration Statement Purchase Price Adjustment or cash payment in lieu thereof shall not relieve the Company of its ongoing registration obligations contained in this Section 2.5 and the Registration Rights Agreement.

The aggregate number of Additional Shares (if any) to be issued by the Company to the Investors in satisfaction of the Registration Statement Purchase Price Adjustment shall be calculated in accordance with the following formula:

Number of Additional Shares	=	Purchase Price Adjustment Share Cap – Aggregate Purchase Price Adjustment Shares

Where:

“Aggregate Purchase Price Adjustment Shares” means the sum of (x) all Additional Shares issued by the Company to the Investors in satisfaction of the Anti-Dilution Purchase Price Adjustment prior to the Effective Date Deadline plus (y) if any Anti-Dilution Cash Amounts have theretofore been paid to the Investors, the aggregate number of Additional Shares represented by such Anti-Dilution Cash Amounts (in each case as adjusted to give effect to any stock split, stock dividend or similar event occurring after the Closing Date).

“Purchase Price Adjustment Share Cap” means 144,737 Shares (as adjusted for any stock split, stock dividend or similar event occurring after the Closing Date).

Upon calculating the aggregate number of Additional Shares and/or the aggregate Registration Statement Cash Amount issuable or payable as a result of the Registration Purchase Price Adjustment in accordance with the foregoing provisions, the Company shall issue (without any additional payment by the Investors to the Company) any such Additional Shares (rounded down to the nearest whole Share), and/or shall pay any such Registration Statement Cash Amount, to each Investor in the same proportion as the number of Initial Shares issued to each Investor as set forth on Schedule 2.1.

(b) Limitations on Issuance of Additional Shares. Notwithstanding the foregoing (and without duplication)—

(i)	if the aggregate number of Additional Shares issuable to the Investors as the result of any application of the Registration Statement Purchase Price Adjustment, when added to the then existing number of Subject Shares, would exceed the Share Cap, the Company shall promptly pay an amount of cash in lieu of such excess number of Additional Shares to the Investors equal to the product of (a) the number of Additional Shares otherwise issuable to the Investors (as calculated above in this Section 2.5 without regard to any limitation in this Section 2.5(b)) in excess of the Share Cap multiplied by (b) the Registration Statement Per Share Cash Amount. Such cash payment shall be allocated among the Investors based on the respective number of Initial Shares issued to each Investor as set forth on Schedule 2.1; and

(ii)	if the aggregate number of Additional Shares issuable to an Investor as the result of any application of the Registration Statement Purchase Price Adjustment would cause the “Constructive Ownership” or “Beneficial Ownership” of Capital Stock of any “Person” (as such terms are defined in the Charter) to be in violation of the Ownership Limits (except that, for these purposes, the Common Stock Ownership Limit shall be increased to the extent set forth in, and subject to the terms and conditions of, the Ownership Limit Waiver (if and to the extent then in effect)), the Company shall promptly pay an amount of cash in lieu of such excess number of Additional Shares to such Investor equal to the product of (a) such excess number of Additional Shares multiplied by (b) the Registration Statement Per Share Cash Amount.

For the avoidance of doubt, if the number of Additional Shares otherwise payable under this Section 2.5 (without regard to the limitations of this Section 2.5(b)) is limited by both paragraph (i) and (ii) of this Section 2.5(b), the Company shall only be required to pay cash in lieu of such Additional Shares limited by both paragraph (i) and (ii) of this Section 2.5(b) pursuant to either such paragraph (i) or (ii), but not both (i.e., only one cash payment in lieu of any Additional Shares).

(c) Election of Company to Make Cash Payment. The Company may elect, in its sole and absolute discretion, to pay all or part of any Registration Statement Purchase Price Adjustment in cash in lieu of some or all of the Additional Shares issuable in connection with the Registration Statement Purchase Price Adjustment, as calculated above. If the Company so elects, the amount of cash to be paid to the Investors shall be equal to the product of (a) the number of such Additional Shares with respect to which the Company makes such election to pay cash multiplied by (b) the Registration Statement Per Share Cash Amount.

Section 2.6 Limitations on Purchase Price Adjustments.

(a) Notwithstanding anything to the contrary in Sections 2.4 and 2.5 of this Agreement, the issuance of Additional Shares to the Investors under the Anti-Dilution Purchase Price Adjustment and the Registration Statement Purchase Price Adjustment shall be subject to the Ownership Limits set forth in the Charter (subject to any excepted limit in any Ownership Limit Waiver applied to an Investor), as applicable, and no Additional Shares shall be issued to the Investors under the Anti-Dilution Purchase Price Adjustment or the Registration Statement Purchase Price Adjustment if such issuance would cause the number of Subject Shares to exceed the Share Cap.

(b) Notwithstanding any provision of this Agreement to the contrary, the number of Additional Shares that any Investor shall be entitled to receive at any time pursuant to Sections 2.4 and 2.5 shall be limited to the maximum number of shares of Common Stock and Common Stock Equivalents that may be issued hereunder without approval of the Company’s stockholders pursuant to Rule 312.03(c) of the NYSE Listed Company Manual (or any replacement provision for such rule).

(c) If the number of Additional Shares to which the Investors would otherwise be entitled under Section 2.4 or 2.5 hereof is limited by this Section 2.6, the Company shall promptly pay to the Investors an Anti-Dilution Cash Amount calculated pursuant to Section 2.4(c) or a Registration Statement Cash Amount calculated pursuant to Section 2.5(b), as applicable, in lieu of any such Additional Shares that the Company is unable to issue by reason of the limitations set forth Section 2.6(a) or (b).

Section 2.7 Extinguishment of Rights Upon Sale of Securities. The parties to this Agreement agree that the rights granted hereunder are non-transferable and relate solely to the Initial Shares and the Additional Shares received in satisfaction of the Anti-Dilution Purchase Price Adjustment (to the extent such rights are applicable to such Additional Shares), including (i) the right of the Investors to participate in Subsequent Placements, (ii) the right, if any, of the Investors to receive the Anti-Dilution Purchase Price Adjustment, and (iii) the right, if any, of the Investors to receive the Registration Statement Purchase Price Adjustment (collectively, the “Initial Investor Rights”). Accordingly, if, prior to the one year anniversary of the Closing Date, any Investor, directly or indirectly, sells or otherwise transfers or disposes of any of the Initial Shares purchased hereunder or any of the Additional Shares received in satisfaction of the Anti-Dilution Purchase Price Adjustment and/or the Registration Statement Purchase Price Adjustment (collectively, the “Transferred Shares”), such Initial Investors Rights shall automatically extinguish with respect to such Transferred Shares and the acquirer or transferee, as applicable, of such Transferred Shares shall not have the benefit of the Initial Investor Rights. Notwithstanding the foregoing, the rights granted to an Investor hereunder, including the Initial Investor Rights, shall not be extinguished with respect to Transferred Shares, the acquirer or transferee of which is a fund or separate account managed by the same manager as the transferring Investor (each, a “Permitted Transferee”).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the date of this Agreement as follows:

Section 3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Enforceability. The Company has taken all corporate action necessary for the authorization, execution, and delivery of this Agreement and the Registration Rights Agreement, the performance of all obligations of the Company under this Agreement and the Registration Rights Agreement, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being issued and sold hereunder, and this Agreement and the Registration Rights Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investors, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability, relating to or affecting creditors’ rights generally.

Section 3.3 No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the issuance and sale of the Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) the Company’s Charter or the bylaws of the Company or any Subsidiary, both as in effect on the Closing Date, or (b)(i) any statute, rule, regulation or order of any Governmental Entity having jurisdiction over the Company, any of its Subsidiaries or any of their respective assets or properties, where such conflict, breach, violation or default has been or could be material to the Company and its Subsidiaries, or (ii) any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective assets is subject, except, in each case, for such breaches, conflicts, violations or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Capitalization.

(a) Schedule 3.4(a) sets forth: (i) the authorized capital stock of the Company and (ii) the number of shares of capital stock of the Company issued and outstanding as of the date hereof.

(b) All of the Company’s Subsidiaries are listed on Schedule 3.4(b) hereto. Except as set forth in Section 3.4(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Lien other than Liens granted for the benefit of the lenders providing loans under the Credit Agreement.

(c) All of the issued and outstanding equity securities of each of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding warrants, options, convertible securities, stock appreciation rights, phantom stock, profits interests, economic interests, participation interests or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any securities of any kind.

Section 3.5 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary before or by any Governmental Entity (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement, the Registration Rights Agreement or the Shares or (ii) could, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.8(a), neither the Company nor any Subsidiary is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

Section 3.6 Valid Issuance. The Shares being purchased by the Investors hereunder, and any Additional Shares that may be issued in satisfaction of the Anti-Dilution Purchase Price Adjustment and/or the Registration Statement Purchase Price Adjustment, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities Laws. The sale of the Shares is not subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Charter or bylaws of the Company or any other agreement.

Section 3.7 Consents. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the offer, issuance and sale of the Shares do not require the consent of, action by or in respect of, or filing with, any Governmental Entity, other than filings that have been made pursuant to applicable state securities Laws and post-sale filings pursuant to applicable state and federal securities Laws which the Company undertakes to file within the required time periods.

Section 3.8 SEC Matters; Private Placement.

(a) Except as may be set forth on Schedule 3.8(a), all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since its inception (the foregoing materials as filed by the Company being collectively referred to herein as the “SEC Filings”) have been filed and, at the time of filing thereof, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company does not have pending before the Commission any request for confidential treatment of information.

(b) The Company is not, and immediately after receipt of payment for the Shares, will not be required to register as an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended (the “1940 Act”).

(c) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Company’s knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company is in compliance with all applicable NYSE continued listing requirements. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on the NYSE and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from the NYSE.

(d) Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Shares.

(e) Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Shares to the Investors as contemplated hereby.

Section 3.9 Financial Statements. The financial statements included in the SEC Filings, together with the related notes and schedules thereto, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements, together with the related notes and schedules thereto, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP as in effect at the time of filing (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act).

Section 3.10 No Material Adverse Change. Since September 30, 2010, no event or circumstance has occurred that, individually or in the aggregate, has had (and continues to have), or would reasonably be expected to have, a Material Adverse Effect.

Section 3.11 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12 Tax Matters. Each of the Company and its Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown on such tax returns to be due, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13 REIT Status. The Company has been, commencing with the Company’s taxable year ended December 31, 2009, and upon the issuance of the Shares will continue to be, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s current organization and contemplated method of operation enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2010 and future taxable years.

Section 3.14 Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to conduct the business operated by them, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the Company’ inception, there has been no material weakness in the Company’s internal control over financial reporting (whether or not remediated). The Company has established “disclosure controls and procedures” (as defined in Rule 13a-15 under the rules and regulations promulgated under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

Section 3.16 Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof (the “Sarbanes-Oxley Act”) that are then in effect and which the Company is required to comply with as of the date hereof.

Section 3.17 Transactions with Affiliates and Employees. Except as disclosed in SEC Filings and in connection with co-investments in its target assets with Affiliates and/or investment vehicles managed by Affiliates, none of the officers or directors of the Company or any Subsidiary is presently a party to any material transaction with the Company or any Subsidiary (other than for services as officers and/or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer or director other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other benefits, including restricted stock agreements under any equity incentive plan of the Company.

Section 3.18 Disclosure. All of the disclosure furnished by or on behalf of the Company to the Investors regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.19 Private Placement; NYSE. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investors as contemplated hereby. The Shares have been approved for listing on the NYSE, subject only to notice of issuance.

Section 3.20 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company as of the date of this Agreement that:

Section 4.1 Organization and Existence. The Investor is a duly organized limited partnership, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite limited partnership power and authority to invest in the Shares pursuant to this Agreement.

Section 4.2 Authorization; Enforceability. The Investor has full power and authority and all limited partnership action has been taken on the part of the Investor, its officers, directors and partners necessary for (a) the authorization, execution and delivery of this Agreement and the Registration Rights Agreement and (b) the authorization of the performance of all obligations of the Investor hereunder and thereunder. This Agreement constitutes, and the Registration Rights Agreement will constitute when executed and delivered, the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability, relating to or affecting creditors’ rights generally.

Section 4.3 No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Investor and its investment in the Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) the Investor’s certificate of limited partnership or the Investor’s agreement of limited partnership, or (b)(i) any statute, rule, regulation or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over the Investor, any of its Affiliates or any of their respective assets or properties, where such conflict, breach, violation or default has been or could be material to the Investor, or (ii) any material agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of its assets or properties is subject, except, in each case, for such breaches, conflicts, violations or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 Consents. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the purchase of the Shares do not require the consent of, action by or in respect of, or filing with, any Governmental Entity, other than filings that have been made pursuant to applicable state securities Laws and post-sale filings pursuant to applicable state and federal securities Laws which the Company undertakes to file within the required time periods.

Section 4.5 Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time. The Investor is not a broker dealer registered with the Commission under the Exchange Act or an entity engaged in a business that would require it to be so registered.

Section 4.6 Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

Section 4.7 Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.8 Existing Ownership of Common Stock. Prior to the date hereof, the Investor does not own five percent (5%) or more of the total number of shares of Common Stock outstanding or possess five percent (5%) or more of the voting power outstanding of the Company.

Section 4.9 Legends.

(a) Certificates evidencing the Shares may bear a legend indicating such Shares are subject to the Ownership Limits set forth in the Company’s Charter and the following or any similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

Section 4.10 Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

Section 4.11 Information. The Investor has reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and has had the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Shares.

5. Conditions to the Closing.

Section 5.1 Conditions to the Investors’ Obligations at the Closing. The obligation of the Investors to purchase the Shares is subject to the fulfillment to the Investors’ satisfaction, on or prior to the date hereof, of the following conditions, any of which may be waived by the Investors:

(a) The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on the as of the date hereof, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed or complied with in all material respects all obligations and covenants in this Agreement required to be performed by it or complied with on or prior to the Closing Date.

(b) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Entity, enjoining or preventing the consummation of the transactions contemplated hereby.

(c) The Company shall have executed and delivered to the Investors the Registration Rights Agreement.

(d) Subject to the satisfaction of the condition described in Section 5.2(c), the Board of Directors shall have granted to Luxor Capital Group and the other Affiliates of Luxor Capital Group set forth on Schedule 5.1(d) hereof the Ownership Limit Waiver.

(e) The Company shall have delivered to each Investor copies of certificates representing that number of Initial Shares corresponding to such Investor’s name in Schedule 2.1 (or other evidence reasonably satisfactory to the Investors that such Initial Shares have been issued).

Section 5.2 Conditions to Obligations of the Company at the Closing. The Company’s obligation to issue, sell and deliver to the Investors the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The Investors shall have paid to the Company the Purchase Price.

(b) The Investors shall have executed and delivered the Registration Rights Agreement.

(c) Luxor Capital Group shall have executed and delivered to the Board of Directors the Waiver Representation Letter.

(d) The Investors shall have delivered properly completed and executed investor questionnaire in the form attached hereto as Exhibit C.

(e) The representations and warranties made by the Investors in this Agreement shall be true and correct in all material respects on the date hereof. The Investors shall have performed or complied with in all material respects all obligations and covenants in this Agreement required to be performed by them or complied with on or prior to the Closing Date.

6. Covenants and Agreements of the Company and the Investors. The Company and the Investors hereby covenant and agree, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

Section 6.1 Taking of Necessary Action. Each party hereto agrees to use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause all things to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Registration Rights Agreement, subject to the terms and conditions hereof and thereof.

Section 6.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of the NYSE such that it would require stockholder approval before the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 6.3 Access and Information. The Company shall cooperate in good faith with any request by the Investors to furnish the Investors with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Investors or any of their respective Subsidiaries to any Governmental Entity in connection with the purchase of the Shares.

Section 6.4 Listing of Shares and Related Matters. Prior to the Closing Date, the Company shall take all action necessary or reasonably required to cause the Initial Shares to be approved for listing, subject to notice of issuance, on the NYSE. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market then it shall include in such application the Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the NYSE and, in accordance therewith, shall use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable. To the extent that the Company effects any Subsequent Placement in which any of the Investors participate or issues Additional Shares in satisfaction of the Anti-Dilution Purchase Price Adjustment or the Registration Statement Purchase Price Adjustment, the Company shall take all necessary action reasonably required to cause any Common Stock issued in any Subsequent Placement or any Additional Shares, as applicable, to be approved for listing on the NYSE.

Section 6.5 Disclosure; Publicity. The Company and the Investors will consult with each other before issuing any press releases or otherwise making any public statements or filings with any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, shall modify any portion thereof if the other party reasonably objects thereto, and shall not issue any press releases or make any public statements or filings with any Governmental Entity prior to such consultation, unless the same has been reasonably determined by the party seeking to issue such press release or otherwise make a public filing to be required by applicable Law or the rules and regulations of the NYSE. Notwithstanding anything to the contrary in the foregoing, the Company shall not be required to consult with the Investors before disclosing or describing this Agreement or transactions contemplated hereby in (a) filings with the Commission, and (b) non-scripted conference calls not specifically designed to discuss this Agreement or the transactions contemplated hereby or analyst conference or meetings.

Section 6.6 Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company as follows: (a) to reduce outstanding balances incurred under the Credit Agreement; (b) to pay operating expenses of the Company and its Subsidiaries, (c) to make dividends or other distributions to its stockholders and/or (d) for investments and other working capital and general corporate purposes.

Section 6.7 Standstill. Except as otherwise provided in this Agreement, each Investor hereby agrees that, for a period ending two years following the date hereof (the “Standstill Period”), it will not (and will ensure that its Affiliates (and any Person acting on behalf of or in concert with it or any of its Affiliates) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities of the Company or any of its Subsidiaries, any assets of the Company or any of its Subsidiaries, any warrant or option to purchase such securities or assets, any cash settled or other form of equity swap arrangement, any security convertible into any such securities, or any other right to acquire such securities, other than in connection with the transactions contemplated by this Agreement, provided that, notwithstanding the foregoing, each Investor may acquire beneficial ownership if and to the extent that such beneficial ownership (1) does not cause the “Constructive Ownership” or “Beneficial Ownership” of any “Person” (as such terms are defined in the Charter) to be in violation the Ownership Limits as modified with respect to such Investor by any Ownership Limit Waiver then in effect with respect to such Investor, and (2) is consistent with and not in violation of applicable securities Laws and regulations, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company, any of its securities or any of its Subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, governing instruments or the policies or affairs of the Company, (vii) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (i) through (vi) above or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements enumerated in clauses (i) through (vi) above with any other Person or group (within the meaning of Section 13(d)(3) of the Exchange Act). Each Investor further agrees that during the Standstill Period it will not (and it will ensure that its Affiliates (and any Person acting on behalf of or in concert with it or any of its Affiliates) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, take any action that would require the Company to make a public announcement regarding the possibility of a significant transaction, business combination, merger or other type of transaction described in this paragraph.

Section 6.8 Share Certificates. The Company shall use its reasonable best efforts to cause the transfer agent for the Common Stock to deliver to the Investors original certificates representing the Shares promptly after the Closing Date.

7. Indemnification.

Section 7.1 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties of the parties hereto contained in this Agreement shall survive in full force and effect until the date that is twelve (12) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 7.1 or Section 7.2, as applicable, for breaches of representations or warranties thereafter. All covenants and agreements made by the Company and the Investors herein shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor.

Section 7.2 Indemnification.

(a) Effective at and after the Closing Date, the Company hereby agrees to indemnify each of the Investors, their respective Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim, but not including any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”), incurred or suffered by the Investors, any Affiliate of the Investors or any of their respective successors and assignees arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement in any material respect made or to be performed by the Company pursuant to this Agreement. Notwithstanding the foregoing, the Company shall not be required to indemnify any Investor against any Damages in excess of the total Investor Purchase Price set forth opposite such Investor’s name on Schedule 2.1 hereto.

(b) Effective at and after the Closing Date, each Investor severally, but not jointly, agrees hereby to indemnify the Company, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Company, any of its Affiliates or any of their respective successors and assignees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by such Investor pursuant to this Agreement. Notwithstanding the foregoing, none of the Investors shall be required to indemnify the Company for any Damages in any amount in excess of the total Investor Purchase Price set forth opposite such Investor’s name on Schedule 2.1 hereto.

Section 7.3 Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 7.2, such Person (the “indemnified party”) shall promptly notify (and in any event prior to the first anniversary of the Closing Date) the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided, that failure to promptly notify an indemnifying party in accordance with this Section 7.2 shall not relieve such indemnifying party from any liability hereunder to the extent that it is not materially prejudiced as a result thereof. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

8. Miscellaneous.

Section 8.1 Successors and Assigns.

Section 8.2 Except as otherwise provided in this Agreement, including Section 2.7, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors, and administrators of the parties hereto; provided, however, that the rights of the Investors under this Agreement shall not be assignable to any Person without the consent of the Company.

Section 8.2 Counterparts; Facsimiles or E-mails. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or email with signature attachment, which shall be deemed an original.

Section 8.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 8.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Attention: Chief Financial Officer

Fax: (310) 407-7430

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Attention:  J. Warren Gorrell, Jr.

 David P. Slotkin

Fax: (202) 637-5910

If to Luxor:

Luxor Capital Group, L.P.

1114 Avenue of the Americas, 29th Floor

New York, NY 10036

Attention: Norris Nissim, Esq.

Fax: (212) 763-8001

With a copy to the Investors:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Stuart Leblang, Esq.

Fax: (212) 872-1002

If to Cedar Bridge:

c/o High Rise Capital Management, L.P.

535 Madison Avenue, 27th Floor

New York, NY 10022

Attention: Alissa Fox

Fax: (212) 421-7540

Section 8.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall, concurrently with the Closing, reimburse (as a reduction in the Purchase Price, as set forth in Section 2.1 hereof) the Investors for up to $75,000 of their reasonable documented out-of-pocket costs and expenses (including reasonable fees and expenses of legal counsel to the Investors) incurred on or before the Closing Date in connection with the transactions contemplated by this Agreement.

Section 8.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

Section 8.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.8 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 8.9 Entire Agreement. This Agreement, including the Exhibits and Schedules, and the Registration Rights Agreement constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof (including the Preliminary Term Sheet).

Section 8.10 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “and” and “or” include the conjunctive and disjunctive, as the context may require or permit. Unless otherwise expressly provided, the word “including” (and any variation of that word) means “including, without limitation,” and is used in an illustrative sense rather than a limiting sense.

Section 8.11 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Schedule to this Agreement (or any section of any Schedule to this Agreement) whose relevance or applicability to any representation made elsewhere in this Agreement or to the information called for by any other Schedule to this Agreement (or any other section of any Schedule to this Agreement) is reasonably apparent on its face shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Schedules to this Agreement (and all sections of all Schedules to this Agreement) where it is so apparent on its face, notwithstanding the omission of a reference or cross-reference thereto.

Section 8.12 Further Assurances. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 8.13 Purchase Price Adjustment. Any payment made pursuant to Section 2.4, Section 2.5, and/or Article 7 shall be treated as an adjustment in the Purchase Price for federal income tax purposes, and the parties shall take no action or position inconsistent therewith.

Section 8.14 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York without regard to the choice of Law principles thereof or of any other jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any appropriate court in the State of New York (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in New York) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS AND WARRANTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COLONY FINANCIAL, INC.

By:	/s/ Ronald M. Sanders
Name:	Ronald M. Sanders
Title:	Chief Legal Officer and Secretary

LUXOR CAPITAL PARTNERS, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel

Luxor Capital Group, LP Investment Manager

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel

Luxor Capital Group, LP Investment Manager

LUXOR WAVEFRONT, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel

Luxor Capital Group, LP Investment Manager

GAM EQUITY SIX INC.

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel

Luxor Capital Group, LP Investment Manager

CEDAR BRIDGE INSTITUTIONAL FUND, L.P.

By:	/s/ Alissa Fox
Name:	Alissa Fox
Title:	Chief Financial Officer

CEDAR BRIDGE REALTY FUND, L.P.

By:	/s/ Alissa Fox
Name:	Alissa Fox
Title:	Chief Financial Officer